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                                                                   EXHIBIT 10.37

                                HESKA CORPORATION

                CONSULTANT SERVICES AND CONFIDENTIALITY AGREEMENT


     THIS AGREEMENT is made between SEWARD PHARM, LLC ("Consultant") and HESKA CORPORATION and its affiliates, (the "Company"), as of the 1st day of December, 1999. In consideration of mutual promises, it is hereby agreed as follows:

                              ARTICLE I. CONSULTING

     Consultant agrees to be a consultant to the Company for the period commencing on December 1, 1999, and concluding November 30, 2000, subject to the termination of this agreement in accordance with Article VII. The period during which Consultant serves the Company is referred to as the "Consulting Period." This Agreement is subject to renewal on December 1, 2000, at the joint discretion of the Company and the Consultant.

                               ARTICLE II. DUTIES

     During the term of this Agreement, Consultant agrees to be available to provide services to the Company on such projects as the Company may reasonably request from time to time. The parties agree that after November 30, 1999, Consultant is not expected to be available more than the equivalent of ten (10) full days in any month. The Company is not required to use any minimum amount of services. Consultant will report to the Chief Executive Officer or such other officer as the Chief Executive Officer directs. Consultant will report his time to the Company on a monthly basis.

     Consultant will be available for reasonable telephone consultation with the Company or the other parties with respect to services to be rendered.



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                            ARTICLE III. COMPENSATION

     The parties agree that Consultant's compensation for services rendered pursuant to this Agreement shall be $1,200.00 per full day (or $150.00 per hour for less than a full day). Consultant shall keep records of time, shall invoice the Company no more frequently than monthly and shall be paid within 30 days of receipt of invoice. In lieu of compensation by cash or check, the Company may pay fifty percent (50%) of the compensation due by cash or check and the other fifty percent (50%) in shares of stock of the Company. If payment is made in shares, the price for the shares issued will be the average closing price for the shares during the month the services were rendered.

     The Company shall reimburse Consultant for all reasonable expenses incurred in connection with the performance of services per this Agreement. Consultant will not be compensated for travel time.

                      ARTICLE IV. CONFIDENTIAL INFORMATION

     1. Access to Confidential Information. Consultant understands that, during the Consulting Period with the Company, Consultant will be exposed, in the trust and confidence of the Company, to confidential information and data, including techniques, know-how, trade secrets, procedures, business matters or affairs, inventions, designs, methods, systems, improvements or other information designated as confidential (herein "Confidential Information") belonging to the Company or its subsidiaries or to its customers or others with whom the Company has a joint venture, research contract or other business relationship (all such subsidiaries, customers and other parties referred to herein as "affiliates") requiring the Company to maintain the confidentiality of such information.

     2. Nondisclosure of Confidential Information. Consultant agrees that, during the Consulting Period or thereafter, Consultant will not, directly or indirectly, disclose any Confidential Information to any third party or use any Confidential Information for any purpose other than providing services to the Company without the prior written approval of the Company. For purposes of this Agreement, information shall

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be considered to be confidential if not known by the trade generally even though such information has been disclosed to one or more third parties pursuant to distribution or licensing agreements, research agreements or other agreements or in connection with other business relationships. Such information will not be considered to be confidential, however, to the extent that it is or becomes, through no fault of Consultant, publicly known or to the extent that Consultant already knew such information at the time of its disclosure to the Consultant by the Company, as evidenced by written materials in the Consultant's files.

     3. Confidential Information Property of the Company. Consultant understands that all data, including drawings, prints, specifications, designs, notes, notebooks, records, documents, reproductions or other papers or memoranda of every kind which come into Consultant's possession in the course of providing the consulting services are the sole property of the Company, and Consultant will surrender all such property to the Company upon request and in any event upon termination of Consultant's services.

                              ARTICLE V. INVENTIONS

     1. Maintenance of Records. Consultant agrees to keep separate and segregated from Consultant's other personal property, including any work Consultant is doing for any other party, all documents, records, notebooks and correspondence relating to Consultant's work for the Company, and to maintain notebooks and other records in such form as the Company reasonably requests.

     2. Disclosure of Information. Consultant agrees to advise the Company in writing of possible product ideas that are within the Company's scope of business that Consultant becomes aware of during the course of consulting with the Company. If the Company does not elect to pursue the development of the product within 60 days after being advised, or elects to pursue but then within 6 months after electing does not make any good faith or reasonable effort toward development of the product, then Consultant shall be permitted to pursue development without any compensation to the Company.

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                     ARTICLE VI. NO CONFLICTING OBLIGATION

     1. No Conflicting Agreements. The Company understands and agrees that during the Consulting Period, Consultant may be retained by other companies, corporations, and/or commercial enterprises to perform consulting services; and that Consultant will be pursuing Consultant's own business interests. Consultant agrees, however, that, during the Consulting Period, Consultant will not, for Consultant's own account or as an officer, member, employee, director, consultant representative or advisor of another, engage in or contribute Consultant's knowledge to engineering, development, manufacturing, research, business analysis or sales relating to any Heska product, equipment, process or material of the Company that is known to Consultant, without the written permission of the Company. The foregoing provision, however, shall not prohibit Consultant from engaging in any work at any time during or after the Consulting Period, provided that Confidential Information will not be involved in such work. The provisions of this Article VI.1. will not be construed as limiting to any extent Consultant's obligations under any other section of this Agreement.

     2. No Conflict With Prior Agreements. Consultant represents and warrants to the Company and its affiliates that Consultant's retention by the Company and Consultant's performance of Consultant's obligations under this Agreement do not conflict with any prior obligations to third parties, including others for whom Consultant performs consulting or other services. Consultant represents and warrants that the Company has not asked Consultant to reveal, nor will it do so, any trade secrets or other proprietary or confidential information that may have been gained by Consultant during previous employment or other consulting agreements which Consultant is under obligation not to disclose.

                            ARTICLE VII. TERMINATION

     The Consulting Period may be terminated by Consultant or the Company for any reason upon ten days' written notice.

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                        ARTICLE VIII. LEGAL RELATIONSHIP


     Consultant's relationship with the Company is that of an independent contractor and not as an employee or agent of the Company. Consultant will not be entitled to any benefits or compensation from the Company except as set forth in this Agreement or any separate agreement with the Company. The person to perform the consulting services will be R. Lee Seward. CONSULTANT AGREES THAT CONSULTANT IS NOT ENTITLED TO WORKERS' COMPENSATION BENEFITS AND THAT CONSULTANT IS RESPONSIBLE FOR DIRECT PAYMENT OF ANY FEDERAL OR STATE TAXES ON THE COMPENSATION PAID TO CONSULTANT UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT THE COMPANY WITHHOLDS SUCH TAXES. Consultant understands that Consultant is not authorized to bind the Company or make any representations on its behalf in any matter. The Company is advised that the principal owner of Consultant is a licensed veterinarian, that Consultant is a separate company with the purpose to develop animal products. Consultant intends to discover, develop, manufacture, market, and sell products for companion animals, primarily horses. Products currently being developed or considered for development are an antiparasitic product for horses in a treat or top dress formulation, products based on transdermal and other delivery technologies, and horse supplements and feed. Consultant may pursue these and other products, subject to Article V.2., without being in a conflict of interest with the Company or being liable for any compensation to the Company.

                     ARTICLE IX. ASSIGNMENT; BINDING EFFECT


     The services to be rendered under this Agreement are personal in nature, and Consultant's rights and obligations under this Agreement may not be assigned by Consultant without the prior written consent of the Company. Subject to this restriction, this Agreement shall be binding upon Consultant, its successors and assigns and shall inure to the benefit of the Company and its successors and assigns.

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                            ARTICLE X. GOVERNING LAW

     This Agreement shall be governed by the laws of the state of Colorado. Each article shall be independent and separable from all other articles, and the invalidity of an article shall not affect the enforceability of any of the other articles.

                              ARTICLE XI. REMEDIES

     Consultant recognizes that any violation of this Agreement by Consultant would cause the Company irreparable damage for which other remedies would be inadequate, and Consultant therefore agrees that the Company shall have the right to obtain, in addition to all other remedies, such injunctive and other equitable relief from a court of competent jurisdiction as may be necessary or appropriate to prevent any violation of this Agreement.

                              ARTICLE XII. WAIVER

     The Company's waiver or failure to enforce the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this or any other Agreement.

                         ARTICLE XIII. ENTIRE AGREEMENT

     This Agreement contains the entire agreement between the Company and Consultant relating to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, correspondence, understandings and agreements between the parties relating to the subject matter hereof. This Agreement may be modified or amended only by mutual written consent of the parties.

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     IN WITNESS WHEREOF, all parties have signed this Agreement effective as of the date of this Agreement on page one hereof.

                                       CONSULTANT:

                                       SEWARD PHARM, LLC


                                       By: /s/ R. Lee Seward
                                           -------------------------------------
                                           R. Lee Seward,
                                           Managing Director


                                       HESKA CORPORATION


                                       By: /s/ Robert B. Grieve
                                           -------------------------------------
                                           Robert B. Grieve,
                                           Chief Executive Officer

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